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Exhibit 4.8

FOSTER WHEELER HOLDINGS LTD.

UNANIMOUS WRITTEN RESOLUTIONS

        We, the undersigned, being all the members of the Pricing Committee of the Board of Directors of Foster Wheeler Holdings Ltd. (the "Company"), a company organised and existing under the laws of Bermuda, acting by written consent without a meeting DO HEREBY CONSENT to the adoption of the following resolutions:

WHEREAS:

        (i)    the authorized capital of the Company is U.S.$13,000 divided into 12,000 common shares of U.S.$1.00 par value (the "Common Shares") and 10,000,000 preferred shares of U.S.$0.0001 par value (the "Preferred Shares"); and

        (ii)   the bye-laws of the Company authorize the Board of Directors of the Company to fix the designation, powers, preferences, rights, qualifications, limitations or restrictions of one or more classes or series of Preferred Shares of the Company from time to time and the Board of Directors has authorized the Pricing Committee to act on its behalf in this regard;

RESOLVED:

        (i)    that the Pricing Committee does hereby designate, create, authorize and provide for the issue of a series of Preferred Shares (the "[    ]% Cumulative Guaranteed Preferred Shares") having the designations, powers, preferences, rights, qualifications, limitations, and restrictions set out in the attached Certificate of Designation;

        (ii)   that any or all of the [    ]% Cumulative Guaranteed Preferred Shares be issued on the terms and conditions set forth in the prospectus forming part of a Registration Statement on Form S-4 filed by the Company with the United States Securities and Exchange Commission and, when so issued, the [    ]% Preferred Shares shall be duly authorized, validly issued and fully paid;

        (iii)  to authorize any director or officer of the Company, acting singly, to execute (under the common seal of the Company if appropriate) and deliver on behalf of the Company any and all agreements, instruments and other documents whatsoever, and do any and all other things whatsoever, as such director or officer shall in his absolute and unfettered discretion deem or determine appropriate in connection with any of the foregoing resolutions, the transactions contemplated thereby and any ancillary matters thereto and/or to carry out the purposes and intent thereof, such deeming or determination to be conclusively evidenced by any such execution or the taking of any such action by such director or officer;

        (iv)  that any and all agreements, instruments and other documents whatsoever, and any and all actions whatsoever, heretofore or hereafter executed, delivered and/or taken by any director or officer of the Company on behalf of the Company in connection with the subject matter of these resolutions be and are hereby approved, ratified and confirmed in all respects as the acts and deeds of the Company.

        IN WITNESS WHEREOF, the undersigned have executed this unanimous written consent of the Pricing Committee, with effect on the date when the last person to sign this unanimous written consent signs the same.

By:
Name:	Steven J. Weinstein
Date:	, 2003
By:
Name:	Raymond J. Milchovich
Date:	, 2003

FOSTER WHEELER HOLDINGS LTD.

Certificate of Designation
of
[    ]% Cumulative Guaranteed Preferred Shares

        1.    Number and Description.    (a) The Company shall have a series of 7,000,000 Preferred Shares, which shall be designated as its [    ]% Cumulative Guaranteed Preferred Shares (the "[    ]% Preferred Shares"), par value U.S.$0.0001 per share.

        (b)   All [    ]% Preferred Shares redeemed, purchased, or otherwise acquired by the Company shall be retired and cancelled, and the number of authorized and unissued [    ]% Preferred Shares shall thereafter be decreased by the same amount and the shares so retired and cancelled shall then form part of the authorized but unissued Preferred Shares of the Company.

        (c)   All [    ]% Preferred Shares shall be denominated in United States currency, and all payments and distributions thereon or with respect thereto shall be made in United States currency. All references herein to "U.S.$," "$" or "dollars" refer to United States currency.

        2.    Issuance.    The Company may increase or decrease the number of Preferred Shares designated as [    ]% Preferred Shares and may issue [    ]% Preferred Shares after the date of first issuance of any [    ]% Preferred Shares (the "Original Issue Date") without obtaining the prior written consent of the Holders of the [    ]% Preferred Shares.

        3.    Ranking.    (a) The [    ]% Preferred Shares shall, with respect to dividends and distributions out of contributed surplus, have no preference over the Common Shares or any other class or series of Preferred Shares unless otherwise stipulated by the terms of issue of such other class or series of Preferred Shares. Dividends and distributions of contributed surplus may be declared and paid or made on the Common Shares to the exclusion of the [    ]% Preferred Shares.

        (b)   The [    ]% Preferred Shares shall, with respect to distributions upon liquidation, winding-up and dissolution of the Company, rank senior to the Common Shares of the Company.

        (c)   The Company may authorize or issue any classes or series of shares ranking on a parity with or senior to the [    ]% Preferred Shares as to dividends, distributions out of contributed surplus or distributions upon liquidation, winding-up and dissolution of the Company.

        4.    Liquidation Preference.    (a) Each [    ]% Preferred Share shall have an initial liquidation preference of U.S.$            per share, as adjusted to reflect any share subdivision, consolidation and division, reclassification or similar event involving the [    ]% Preferred Shares (the "Liquidation Preference").

        (b)   In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, the Holders of [    ]% Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its Members an amount in cash equal to accumulated and unpaid dividends thereon (whether or not declared) to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date fixed for liquidation, redemption, dissolution or winding-up) (collectively, "Unpaid Dividends") plus, without duplication, an amount in cash equal to the aggregate Liquidation Preference at such time of the [    ]% Preferred Shares, before any distribution shall be made or any assets distributed in respect of the Common Shares of the Company. After payment in full of the aggregate Liquidation Preference plus Unpaid Dividends, Holders will not be entitled to any further participation in assets of the Company.

        5.    Dividend Provisions.    (a) Cumulative Dividends. Subject to Section 54 of the Companies Act 1981 of Bermuda (the "Act"), each Holder of the [    ]% Preferred Shares shall be entitled to receive, out of the funds of the Company legally available therefor, cumulative dividends on the [    ]% Preferred Shares at the rate of     % of the Liquidation Preference per share per annum (computed on

the basis of a 360 day year of twelve 30-day months). Such dividends shall be cumulative from the date of issue of the [    ]% Preferred Shares, will accrue on a daily basis whether or not declared, and, if declared by the Board of Directors, will be due and payable quarterly on [    ], [    ], [    ] and [    ] of each year, commencing on [    ] (unless such day is not a Business Day, in which event on the next succeeding Business Day), and if unpaid, shall be payable in arrears and shall be declared and paid at the earliest possible date permitted under the Act.

        (b)   No Dividend Preference.    The Company may declare or pay any dividend or make other distributions with respect to its Common Shares, notwithstanding that any [    ]% Preferred Shares shall remain outstanding. All dividends and other distributions declared or paid by the Company with respect to the [    ]% Preferred Shares shall be declared and paid pro rata in proportion to the respective dividends or other distributions payable with respect to such shares as of the payment date relating to such dividends or other distributions.

        (c)   Payment Dates.    Each such dividend shall be paid to the holders of [    ]% Preferred Shares as they appear in the register of members of the Company (each, a "Holder" and collectively, the "Holders"), on each [    ], [    ], [    ] and [    ] to the Holders of record as of the preceding [    ], [    ], [    ] and [    ].

        6.    Voting Rights.    (a) The Holders, except as otherwise expressly required under the Act or other applicable provisions of Bermuda law or as set forth in this Section shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the Members of the Company.

        (b)   If the Company does not declare and pay the dividends due and payable to the Holders as set forth in Section 5 for six (6) quarterly dividend periods, whether consecutive or not, (such event a "Voting Rights Triggering Event"), then the Holders of the outstanding [    ]% Preferred Shares shall have the right, together with the holders of any other class of shares of the Company having the right to vote for the election of directors solely in the event of any failure to pay dividends, acting as a single class, to elect two (2) additional members of the Board of Directors of the Company and the number of members of the Board of Directors shall immediately and automatically increase by two (2) (unless previously increased pursuant to the terms of any other class of shares of the Company upon which like rights have been conferred). The Holders of a majority of the aggregate Liquidation Preference of all [    ]% Preferred Shares issued and outstanding must: (i) send written notice to the Secretary of the Company of the election of such additional members of the Board of Directors; or (ii) vote in favour of a resolution to elect such additional members of the Board of Directors at a separate general meeting of the Holders called for this purpose. If the written notice referred to in the last sentence is not received by the Secretary within 21 days following the occurrence of a Voting Rights Triggering Event, then the Board of Directors or a duly authorized committee thereof shall convene, no later than 30 days following the occurrence of a Voting Rights Triggering Event, a special general meeting of the Holders to elect such additional members of the Board of Directors of the Company. If the Board of Directors or a duly authorized committee thereof fails to convene such a special general meeting within 30 days following the occurrence of a Voting Rights Triggering Event, then the holders of 10% of the aggregate Liquidation Amount of the [    ]% Preferred Shares and any other shares, the holders of which are entitled to vote at such meeting, shall be entitled to convene a special general meeting for this purpose.

        (c)   The right of the Holders of the [    ]% Preferred Shares voting or consenting together as a separate class to elect members of the Board of Directors of the Company as set forth in paragraph (b) above shall continue until such time as the failure, breach or default giving rise to such Voting Rights Triggering Event is remedied by the Company resuming the payment of dividends in full on the [    ]% Preferred Shares and on any other class or series of the Company's shares having a similar voting right, for four (4) consecutive quarterly dividend periods, subject always to the revesting of such rights in the event of any subsequent failure on the part of the Company to pay dividends as set forth in Section 5 for six (6) quarterly dividend periods, whether consecutive or not, and upon the termination of such voting rights, the term of office of the directors elected in exercise of such voting rights shall each terminate and the number of directors constituting the Board of Directors shall be immediately and automatically decreased by two (2) (until the occurrence of any subsequent Voting Rights Triggering Event).

        (d)   Any amendment, alteration or repeal of the terms of the Memorandum of Association, the Bye-laws, this Certificate of Designation or the Adopting Resolution that would materially and adversely affect the powers, preferences or rights of the [    ]% Preferred Shares will require the approval of Holders of at least two-thirds of the aggregate Liquidation Preference of the issued and outstanding [    ]% Preferred Shares consenting or voting as a separate class. This approval can be evidenced either by a consent in writing or by a resolution passed at a special general meeting of the Holders of the [    ]% Preferred Shares. The approval of the Holders is not required if at or prior to the act with respect to which such approval would otherwise be required, all issued and outstanding [    ]% Preferred Shares shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption. The approval of the Holders of the [    ]% Preferred Shares shall not be required for any other variation of the powers, preferences or rights of the [    ]% Preferred Shares, whether such variation is beneficial or detrimental to such [    ]% Preferred Shares.

        (e)   The Company shall not amalgamate or merge with another company (wherever incorporated) unless the amalgamation or merger is approved by the Holders of a majority of the aggregate Liquidation Preference of the issued and outstanding [    ]%Preferred Shares voting as a separate class at a special general meeting of the Holders.

        (f)    At any meeting of the Holders of [    ]% Preferred Shares held for any purpose including: (i) electing directors as set out in paragraph 6(b); (ii) approving an amendment, alteration or repeal of the terms of the Memorandum of Association, the Bye-laws, the Certificate of Designation or the Adopting Resolution as set out in paragraph 6(d), or (iii) approving a merger or amalgamation as set out in paragraph 6(e), the presence in person or by proxy of the Holders of at least a majority of the aggregate Liquidation Preference of the issued and outstanding [    ]% Preferred Shares entitled to vote thereat shall be required to constitute a quorum of the issued and outstanding [    ]% Preferred Shares.

        (g)   Paragraphs 6(b) and (c) of this Section 6 shall apply only if, and for as long as, the [    ]% Preferred Shares are listed on the New York Stock Exchange (the "NYSE").

        (h)   In any case in which the Holders of the [    ]% Preferred Shares shall be entitled to vote pursuant to this Section 6 or pursuant to the Act or other applicable provisions of Bermuda law, each Holder of [    ]% Preferred Shares entitled to vote with respect to such matter shall be entitled to one vote for each share of [    ]% Preferred Shares held by such Holder.

        (i)    The Holders of [    ]% Preferred Shares shall not be entitled to receive notice of any general meeting of the Company unless it is a general meeting convened for the purpose of considering a matter in respect of which the Holders are entitled to vote in accordance with this Certificate of Designation. At least 30 days notice of any special general meeting which the Holders are entitled to attend and vote at shall be given to the Holders of the [    ]% Preferred Shares.

        (j)    The Board of Directors will cause a notice of any special general meeting at which the Holders of the [    ]% Preferred Shares are entitled to attend and vote at be mailed to each Holder at the address set forth in the register of members of the Company. Each notice will contain (i) the date of the meeting, (ii) a description of any and all resolutions to be proposed for adoption at the meeting, and (iii) instructions for delivery of proxies.

7.     Redemption

        (a)   Optional Redemption.    Subject to the provisions of Section 42 of the Act, upon the occurrence of a Redemption Event (as defined in Section 8) the [    ]% Preferred Shares shall be redeemable, at the option of the Holders of at least 25% in aggregate Liquidation Preference, on or after the Original Issue Date, from any source of funds legally available therefor, at a price per share equal to the Liquidation Preference of the [    ]% Preferred Shares at such time plus the amount of all Unpaid Dividends on the redeemed shares to the Redemption Date (as defined below) (the "Redemption

Price"). Such Holders, by written notice to the Secretary of the Company (the "Redemption Notice"), may require the Company to redeem all of the issued and outstanding [    ]% Preferred Shares and, upon the date of the receipt by the Secretary of the Company of the Redemption Notice (the "Redemption Date") the [    ]% Preferred Shares shall become redeemable and, subject to the Act, the Redemption Price shall become immediately due and payable upon surrender to the Secretary of the Company, or to any transfer agent duly appointed by the Company, of the certificate or certificates representing such [    ]% Preferred Shares or an indemnity in respect thereof if such certificate or certificates have been lost, defaced or otherwise destroyed.

        (b)   On and after the Redemption Date, unless the Company defaults in the payment in full of the applicable Redemption Price, all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Redemption Price; provided that if a Redemption Notice shall have been given and the funds necessary for redemption (including an amount in cash in respect of all dividends that will accumulate to the Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit for the Holders of the [    ]% Preferred Shares to be redeemed, then, at the close of business on the Business Day on which such funds are so deposited, the Holders of the shares to be redeemed shall cease to be Members of the Company with respect to the shares redeemed and shall be entitled only to receive the Redemption Price.

        8.    Redemption Events.    (a) Each of the following shall constitute a Redemption Event:

        (1)   Failure to make a declared dividend payment or failure to pay the Liquidation Preference on the [    ]% Preferred Shares, in each case within 30 days of the date when due; or

        (2)   Default in the performance, or breach, of any covenant or other agreement or provision contained herein, in the Adopting Resolution or in the resolution or resolutions adopting the Guarantees (as defined below), (other than a default in the performance, or breach, of any covenant or other agreement or provision specifically addressed in 8(a)(1) above) and continuance of such default or breach for a period of 90 days after written notice shall have been given to the Secretary of the Company by the Holders of at least 25% in aggregate Liquidation Preference of the [    ]% Preferred Shares; or

        (3)   Default by any of Foster Wheeler Ltd., Foster Wheeler Inc. or FWPI Ltd. (each a "Guarantor", and collectively the "Guarantors") or Foster Wheeler LLC with respect to their payment obligations under (i) the 9.00% Preferred Securities Series I issued by FW Preferred Capital Trust I pursuant to an Amended and Restated Declaration of Trust dated as of January 13, 1999, (ii) the 9.00% Junior Subordinated Deferrable Interest Debentures Series I issued by Foster Wheeler LLC pursuant to the Junior Subordinated Indenture dated as of January 13, 1999, (iii) the 6.50% Convertible Subordinated Notes due 2007 issued by Foster Wheeler Ltd. pursuant to the Indenture dated as of May 31, 2001 or (iv) the Exit Funding Agreement dated as of October 15, 1999 by and between Foster Wheeler LLC and SunTrust Bank, Central Florida, National Association, including, in each case, any guarantees of such obligations; or

        (4)   The Company, Foster Wheeler LLC or any of the Guarantors, pursuant to or within the meaning of Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law or Bermuda law relating to the bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law (collectively, "Bankruptcy Law"): (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of, or taking possession by, a custodian, receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law (collectively, a "Custodian") of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors, (v) admits in writing that it is generally not paying its debts (other than debts which are the subject of a bona fide dispute) as they become due, or (vi) fails generally to pay its debts as they become due; or

        (5)   A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed and in effect for 30 days and: (i) is for relief against the Company, Foster Wheeler LLC or any of the Guarantors in an involuntary case; (ii) appoints a Custodian of the Company, Foster Wheeler LLC or any of the Guarantors or for all or substantially all of the property of the Company, Foster Wheeler LLC or any of the Guarantors; or (iii) orders the liquidation or winding up of the Company, Foster Wheeler LLC or any of the Guarantors; or

        (6)   Any guarantee (each a "Guarantee", and collectively the "Guarantees") of the [    ]% Preferred Shares ceases to be in full force and effect and enforceable in accordance with its terms or any Guarantor denies that it has any further liability under its Guarantee or gives notice to such effect; or

        (7)   Any of the Company, Foster Wheeler LLC or any of the Guarantors, in a single transaction or through a series of transactions, consolidates with or merges or amalgamates with or into any other person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its properties and assets to any other person or persons, unless (i) the Company, Foster Wheeler LLC or such Guarantor survives such consolidation, merger or amalgamation and the [    ]% Preferred Shares or Guarantee, as the case may be, remain outstanding with no material adverse effect on the rights, preferences, privileges or voting powers of the Holders or (ii) the entity formed by or surviving such consolidation, merger or amalgamation or the person that acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all the properties and assets of the Company, Foster Wheeler LLC or such Guarantor issues new preferred shares or guarantees as the case may be, with terms that are substantially similar to the [    ]% Preferred Shares or Guarantees (or in the case of a Guarantor, assumes such Guarantee) as the case may be and, in the case of clause (ii), such surviving entity provides such certificates and opinions as reasonably requested by a majority in aggregate Liquidation Preference of the [    ]% Preferred Shares.

9.     Guarantees and Subordination

        (a)   The [    ]% Preferred Shares will be entitled to the benefit of certain Guarantees made for the benefit of the Holders. Reference is hereby made to the Guarantees for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors and the Holders.

        (b)   The payment obligations of the Company under the [    ]% Preferred Shares are fully subordinated to the indefeasible payment in full of all obligations under the Senior Secured Credit Agreement.

10.   Definitions; Construction

        (a)   Definitions.    The following terms, as used herein, have the following meanings:

        "Act" has the meaning set forth in Section 5.

        "Adopting Resolution" means the resolution or resolutions of the Board of Directors adopting this Certificate of Designation.

        "Bankruptcy Law" has the meaning set forth in Section 8.

        "Board of Directors" has the same meaning as the definition of the Board set forth in Bye-law 1.1 of the Bye-laws.

        "Business Day" means any day except a Saturday, Sunday or other day on which (i) commercial banks in The City of New York are authorized or required by law to close or (ii) the New York Stock Exchange is not open for trading.

        "Bye-laws" means the bye-laws of the Company as amended from time to time.

        "Common Shares" means the common shares of the Company par value US$1.00 per share.

        "Company" means Foster Wheeler Holdings Ltd.

        "Custodian" has the meaning set forth in Section 8.

        "Guarantee" has the meaning set forth in Section 8.

        "Guarantor" has the meaning set forth in Section 8.

        "Holder" has the meaning set forth in Section 5(d).

        "Members" has the meaning set forth in Bye-law 1.1 of the Bye-laws.

        "Liquidation Preference" has the meaning set forth in Section 4.

        "NYSE" has the meaning set forth in Section 6(g).

        "Original Issue Date" has the meaning set forth in Section 2.

        "person" means an individual or a company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, government (or any agency or political subdivision thereof) or other entity of any kind.

        "[    ]% Preferred Shares" has the meaning set forth in Section 1.

        "Redemption Date" has the meaning set forth in Section 7.

        "Redemption Event" has the meaning set forth in Section 8(a).

        "Redemption Notice" has the meaning set forth in Section 7.

        "Redemption Price" has the meaning set forth in Section 7.

        "Senior Secured Credit Agreement" means the Third Amended and Restated Term Loan and Revolving Credit Agreement dated as of August 2, 2002, as amended, among Foster Wheeler LLC, the Borrowing Subsidiaries (as defined therein), the Guarantors party thereto, the Lenders party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent, and Banc of America Securities LLC, as Lead Arranger and Book Manager.

        "Unpaid Dividends" has the meaning set forth in Section 4.

        "Voting Rights Triggering Event" has the meaning set forth in Section 6.

        (b)   Rules of Construction.    The definitions in Section 10(a) shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

        (c)   References.    Unless the context shall otherwise require, all references herein to (i) persons include their respective permitted successors and assigns or, in the case of governmental persons, persons succeeding to the relevant functions of such persons, (ii) agreements and other contractual instruments include subsequent amendments, assignments and other modifications thereto to the date hereof and thereafter, but in the case of any amendment, assignment or modification after the date hereof, only to the extent such amendments, assignments or other modifications thereto are not prohibited by their terms, (iii) statutes and related regulations include any amendments of same and any successor statutes and regulations and (iv) time shall be deemed to be New York City time.

        11.    No Impairment.    The Company will not, by amendment of this Certificate of Designation or through any reorganization, recapitalization, transfer of assets, consolidation, merger or amalgamation, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company.

        12.    Bye-Laws.    This Certificate of Designation shall be attached to the Bye-Laws of the Company and shall be read in conjunction with such Bye-Laws.

        13.    Register of Members.    The Company shall maintain a current register of members in which the Holders from time to time of the [    ]% Preferred Shares shall be entered in accordance with the Act.

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  Exhibit 4.8
FOSTER WHEELER HOLDINGS LTD. UNANIMOUS WRITTEN RESOLUTIONS
FOSTER WHEELER HOLDINGS LTD.